Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

Sally Beauty Holdings, Inc.

Sally Holdings LLC

Sally Capital Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share (1)	Rule 456(b) and Rule 457(r) (2)	(3)	(3)	(3)	(2)	(2)
	Equity	Preferred Stock, par value $0.01 per share (1)	Rule 456(b) and Rule 457(r) (2)	(3)	(3)	(3)	(2)	(2)
	Other	Debt Securities (1)	Rule 456(b) and Rule 457(r) (2)	(3)	(3)	(3)	(2)	(2)
	Other	Guarantees of Debt Securities (1) (4)	Rule 456(b) and Rule 457(r) (2)	(3)	(3)	(3)	(2)	(2)
	Other	Warrants (1)(5)	Rule 456(b) and Rule 457(r) (2)	(3)	(3)	(3)	(2)	(2)
	Other	Purchase Contracts (1)	Rule 456(b) and Rule 457(r) (2)	(3)	(3)	(3)	(2)	(2)
	Other	Units (1)(6)	Rule 456(b) and Rule 457(r) (2)	(3)	(3)	(3)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					(3)		(2)

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							(2)

(1)	Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.
(2)

The registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all of the registration fee. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.

(3)

An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered and may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units.

(4)

The Registrants and Co-Registrants hereto, or any selection of them, may fully and unconditionally guarantee any series of debt securities registered hereunder. Pursuant to Rule 457(n), no registration fee is payable with respect to any such guarantees.

(5)	Representing rights or obligations to purchase common stock, preferred stock, debt securities, other securities or any combination of these securities.
(6)

Each unit will be issued under a unit agreement or indenture and will represent an interest in two or more debt or equity securities, warrants or purchase contracts, which may or may not be separable from each other.